Exhibit 15.3

Consent

We are a qualified law firm and lawyers in the People’s Republic of China (the “PRC”) and we have been engaged by CELLYAN BIOTECHNOLOGY CO., LTD, a company incorporated under the laws of the Cayman Islands (the “Company”), to advise on certain legal matters related to the PRC laws and regulations.

We further hereby consent to the filing of the Form 20-F as aforesaid and where required, this letter as an exhibit to the Form 20-F and any amendments thereto and as an exhibit to any other SEC Filings.

(Signature page)

Yours faithfully,

/s/ Guangdong Jishi Furen Law Firm
Guangdong JishiFuren Law Firm

Date: 07 Aug 2026